EXHIBIT 11

                                ACTEL CORPORATION

                     --------------------------------------

                 Statement Re Computation of Per Share Earnings
                    (in thousands, except per share amounts)

                                                                                    Year Ended December 31,
                                                                            ----------------------------------------
                                                                                1996          1995          1994
                                                                            ------------  ------------  ------------
Primary:

Average common shares outstanding........................................         17,826        17,367        16,995

Net effect of dilutive stock options, warrants, and convertible preferred stock - based on the treasury stock method
   using average market price............................................          3,659            --           584
                                                                            ------------  ------------  ------------
Shares used in computing net income (loss) per share.....................         21,485        17,367        17,579
                                                                            ============  ============  ============
Net income (loss)........................................................   $     14,938  $     (1,132) $      7,867
                                                                            ============  ============  ============
Net income (loss) per share..............................................   $       0.70  $     (0.07)  $       0.45
                                                                            ============  ============  ============

Fully diluted:

Average common shares outstanding........................................         17,826        17,367        16,995

Net effect of dilutive stock options, warrants, and convertible
   preferred stock - based on the treasury stock method..................          4,057            --           584
                                                                            ------------  ------------  ------------
Shares used in computing net income (loss) per share.....................         21,883        17,367        17,579
                                                                            ============  ============  ============
Net income (loss)........................................................   $     14,938  $     (1,132) $      7,867
                                                                            ============  ============  ============
Net income (loss) per share..............................................   $       0.68  $     (0.07)  $       0.45
                                                                            ============  ============  ============